UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2005

CITY HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-17733

West Virginia	55-0169957
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313

(Address of Principal Executive Offices, Including Zip Code)

304-769-1100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items to be Included in This Report

Item 1.01 Entry Into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 23, 2005, City Holding Company (“Company”) issued a news release, attached as Exhibit 99, announcing the promotion of David L. Bumgarner to the position of Senior Vice President and Chief Financial Officer. In addition, the Company named Craig G. Stilwell as Executive Vice President of Retail Banking. Mr. Stilwell, who joined the Company in 1991 as Executive Vice President & Director of Marketing and HR, is expanding his role to oversee retail banking for the Company. Furnished as Exhibit 99 and incorporated herein by reference is the news release issued by the Company.

The Company and Mr. Stilwell previously entered into an Employment Agreement, effective as of May 15, 2001. The parties entered into an Amended and Restated Employment Agreement, effective as of November 18, 2003. On February 25, 2005, as a result of Mr. Stilwell assuming the duties of overseeing retail banking, the Company and Mr. Stilwell amended that Employment Agreement. The Employment Agreement, as amended (the “Employment Agreement”), provides that effective February 25, 2005, Mr. Stilwell will serve as Executive Vice President of Retail Banking of the Company and its wholly-owned subsidiary, City National Bank of West Virginia. Pursuant to a letter dated January 31, 2005, from the Company to Mr. Stilwell (the “Letter Agreement”), the Employment Agreement will have a term of three years commencing from February 15, 2005.

The Employment Agreement provides that if the Company terminates Mr. Stilwell’s employment other than for Just Cause (as defined in the Employment Agreement), Mr. Stilwell will be entitled, subject to his compliance with certain non-competition provisions, to receive an annual salary equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years (“Termination Compensation”) times 2.00. If such termination occurs within six months preceding, or within 24 months following, a Change of Control (as defined in the Employment Agreement), Mr. Stilwell will be entitled, at his election, to receive a lump sum amount equal to the Termination Compensation times 2.00. Mr. Stilwell would continue to receive health insurance coverage for two years.

If Mr. Stilwell voluntarily terminates his employment, subject to certain non-competition provisions, or upon death, Mr. Stilwell will be entitled to receive 40% of the Termination Compensation for the Applicable Severance Period (defined below). Mr. Stilwell would continue to receive health insurance coverage for the Applicable Severance Period. If Mr. Stilwell terminates his employment for Good Reason (defined below), he may elect instead to receive a lump sum amount consisting of (1) any compensation due but not yet paid through the date of termination, and (2) in lieu of any further salary payments, an amount equal to the Termination Compensation times 2.00. Mr. Stilwell would continue to receive health insurance coverage for two years.

If Mr. Stilwell is deemed to become disabled, Mr. Stilwell, during the first 12 months after his termination due to disability, he will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company. Thereafter, he will receive 40% of Termination Compensation for the Applicable Severance Period.

In addition to the foregoing, if Mr. Stilwell dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason, except to the extent that Good Reason is caused solely by a Change of Control, Mr. Stilwell will also be paid an additional lump sum payment equal to the Termination Compensation.

“Applicable Severance Period” means the period of time set forth below if termination occurs during the corresponding period indicated:

Four Years	Through May 15, 2005
Five Years	After May 15, 2005

“Good Reason” means the occurrence of any of the following events without Mr. Stilwell’s express written consent: (1) the assignment to Mr. Stilwell of duties inconsistent with the position status of the offices and positions provided for in the Employment Agreement; (2) a reduction by the Company in Mr. Stilwell’s base salary then in effect or the exclusion of Mr. Stilwell from participation in the Company’s benefit plans; (3) an involuntary relocation of Mr. Stilwell more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any other material provision of the Employment Agreement; (4) any purported termination of the employment of Mr. Stilwell by the Company which is not effected in accordance with the Employment Agreement; or (5) the occurrence of a Change of Control within the period of 24 months preceding such termination. The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

Pursuant to the Letter Agreement, if after the term of the Employment Agreement Mr. Stilwell’s continued employment terminates due to death, disability, termination other than for Just Cause or voluntary termination, the Company will pay him (or his estate) the same compensation and provide the same health insurance coverage following termination as he would have been entitled to receive had the Employment Agreement been terminated during its term.

In addition to the Employment Agreement, the Company and Mr. Stilwell entered into a Stock Option Agreement whereby the Company granted to Mr. Stilwell a stock option to purchase a total of 5,000 shares of Common Stock of the Company subject to all of the terms and conditions set forth in the Company’s 2003 Incentive Plan. This option is an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price is $31.32, which equals 100% of the fair market value on February 25, 2005. Options representing 1,000 shares of the Company’s Common Stock are exercisable on or after February 25, 2006, and thereafter an additional 1,000 shares of Common Stock become exercisable on or after February 25th of each succeeding year up until February 25, 2010.

At its meeting held on February 23, 2005, the Company’s Board of Directors designated Mr. Bumgarner and John W. Alderman, III as Named Executive Officers of the Company (as defined in Regulation S-K Item 402(a)(3)). Additionally, the Board took the following actions in the ordinary course of business with respect to the compensation of the Company’s Named Executive Officers:

Named Executive Officer	2005 Salary		2004 Bonus		2005 Option Grant
Gerald R. Francis	—		$659,400	(1)	—
Charles R. Hageboeck	$325,000	(2)	181,335		—
William L. Butcher	—		164,850	(3)	—
Craig G. Stilwell	184,000	(2)	144,440		5,000
John A. DeRito	175,000		57,108		5,000
John W. Alderman	164,000	(2)	57,500		—
David L. Bumgarner	140,000	(4)	—		—

(1)	Mr. Francis resigned as President and Chief Executive Officer of the Company effective February 1, 2005, at which time, Mr. Hageboeck assumed those duties. Mr. Francis’ 2004 bonus was earned and is payable pursuant to his employment agreement in effect during 2004.
(2)	No change in base salary.
(3)	Mr. Butcher and the Company entered into a Joint Agreement of Separation on February 23, 2005. Mr. Butcher’s 2004 bonus was earned and is payable pursuant to his employment agreement in effect during 2004.
(4)	In connection with Mr. Bumgarner’s promotion to Senior Vice President and Chief Financial Officer, his targeted bonus was increased to 35% of his base salary.

The Company intends to provide additional information regarding the compensation awarded to Named Executive Officers in respect of and during the year ended December 31, 2004, in the proxy statement for the Company’s annual meeting of shareholders, which is expected to be filed with the Securities and Exchange Commission in March 2005.

Item 1.02 Termination of a Material Definitive Agreement

William L. Butcher, Executive Vice President of Retail Banking, City Holding Company and City National Bank (collectively referred to as the “Company”) entered into a Joint Agreement of Separation on February 23, 2005, whereby the parties agreed that the four year strategic repositioning designed to improve operating performance, retail banking and profitability at the Company is now complete and the parties mutually desired to sever their existing employment relationship. Accordingly on that date, Mr. Butcher’s Amended and Restated Employment Agreement dated November 18, 2003, terminated and the severance provisions of that agreement became applicable. Under the agreement, Mr. Butcher is entitled to receive Termination Compensation for the next two years. Mr. Butcher’s Termination Compensation will be calculated using the highest annual compensation reported in the Company’s Summary Compensation Table for both Salary and Bonus for the three most recent calendar years. Such Summary Compensation Table amounts are $374,850, $370,000 and $346,000 for 2004, 2003 and 2002, respectively. Under the terms of the Amended and Restated Employment Agreement, Mr. Butcher would have been eligible to voluntarily resign at any date after April 12, 2005 and have received the same severance benefit.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	News Release issued on February 23, 2005

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: February 28, 2005	City Holding Company

	By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck
President and Chief Executive Officer